Exhibit 99.1

National Bank and Trust Company Acquires the Business of Parma based American National Bank

Wilmington, Ohio March 19, 2010 — NB&T Financial Group, Inc. (NASDAQ: NBTF) announced today that is has acquired, through its subsidiary, The National Bank and Trust Company, the banking operations of American National Bank, the subsidiary bank of American National Bancorp, through a purchase and assumption agreement with the Federal Deposit and Insurance Corporation (“FDIC”). The Office of the Comptroller of the Currency declared American National closed today and appointed the FDIC as receiver.

As of December 31, 2009, American National Bank had approximately $70 million in total assets and $67 million in total deposits. Assets of approximately $49 million are subject to a loss-sharing agreement with the FDIC. The acquisition did not include the mortgage servicing business conducted by American National Bank by its division Leader Financial Services.

John J. Limbert, President & CEO of National Bank & Trust said, “This acquisition guarantees all deposit customers of American National, regardless of amount, full access to their deposits commencing on Monday morning. For American National customers, the transition to NB&T will be seamless. On Monday morning, March 22, 2010, American National will reopen as a National Bank and Trust branch location. Customers will see the same friendly faces, and all checks drawn on American National will continue to be processed. Loan customers should make their payments as usual.”

To assist customers with the transition, NB&T representatives, including President Limbert, will be on-site at the Ridge Road location on Monday morning to address customer needs and begin integrating operations.

National Bank & Trust was advised by the investment banking firm of Austin Associates and the law firm of Vorys, Sater, Seymour and Pease LLP.

About NBTF

NB&T Financial Group, Inc. is the holding company for The National Bank and Trust Company, which is a full service financial institution offering deposit, loan and investment products for personal and business needs. Headquartered in Wilmington, Ohio, National Bank and Trust was founded in 1872 and remains focused on the communities it serves with a philosophy of becoming financial partners with its customers. Called “Focused on You,” this philosophy has as its goal the growth of a client’s financial net worth. NB&T Financial had, as of December 31, 2009, total assets of $649 million, cash management accounts totaling $42 million, and trust assets with a market value of $164 million, resulting in a total of $855 million in assets under management. With the addition of the Parma office, NBTF now operates 25 full service offices in eight Ohio counties.